Exhibit 99.2

EXECUTION VERSION

FORM OF INDEMNIFICATION AGREEMENT

Re:          GAYLORD ENTERTAINMENT COMPANY

Dear	:

Thank you for agreeing to serve as a nominee for election to the Board of Directors (the “Board”) of Gaylord Entertainment Company (“Gaylord”) in connection with the proxy and/or consent solicitation that TRT Holdings, Inc. (“TRT”) is considering undertaking to nominate and elect directors at Gaylord’s 2009 annual meeting of stockholders, any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, or by means of a consent solicitation (the “TRT Solicitation”).  Your outstanding qualifications, we believe, will prove a valuable asset to Gaylord and all of its stockholders.  This letter will set forth the terms of our agreement.

TRT agrees that TRT shall, to the fullest extent permitted by applicable law: (i) reimburse you for your out-of-pocket expenses incurred in connection with your serving as a nominee for election to the Board; (ii) if you are elected (or appointed) as a director of Gaylord, indemnify and hold you harmless, with respect to the time that you are serving on the Board at the request of TRT, against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, fines, penalties, excise taxes, assessments, obligations, costs, amounts paid in settlement (whether with or without court approval) and expenses (and reasonable attorneys’ fees and all interest, penalties, assessments and other charges and expenses payable in connection with respect to the foregoing), including, without limitation, costs and expenses paid or incurred in investigating, preparing or defending against (as a party, witness or otherwise), any threatened, pending or completed action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative, or other (each being hereinafter referred to as an “Action”), incurred or suffered by you, directly or indirectly (collectively, “Losses”), related to or arising out of any Action brought by reason of, or resulting from or arising out of, your status as a director or member of a committee of the Board, or by reason of anything done or not done by you in such capacity; and (iii) indemnify and hold you harmless for any Losses arising out of or related to (in whole or in part) any Action brought by reason of, or resulting from or arising out of, the TRT Solicitation or your agreeing to serve at the request of TRT and/or one or more of its affiliates as a nominee for election to the Board in connection with the TRT Solicitation, or any action taken or omitted to be taken in connection therewith, and any related transactions; provided, however, that you will not be entitled to advancement or reimbursement of expenses or indemnification or to be held harmless for Losses under clause (ii) above with respect to actions taken or not taken by you in your capacity as director after receipt of written notice by you from TRT or by TRT from you that you are no longer serving as a director at the request of TRT.  Notwithstanding the foregoing sentence, you will be entitled to indemnification for claims or Losses, to the fullest extent permitted by applicable law, arising out of any action or inaction on your part expressly approved in advance in writing by TRT.  In the case of any Losses or claim for indemnification relating to any matter occurring during the time you are serving as a director at the request of TRT, Losses also include all such reasonable attorneys’ fees, costs and expenses and obligations paid or incurred in connection with such Loss, even though incurred after you cease to so serve at the request of TRT.

Subject to the other terms hereof, your right to indemnification hereunder shall include the right to be advanced, to the fullest extent permitted by applicable law, by TRT any reasonable attorneys’ fees and any and all reasonable costs and expenses in connection with any Losses or claim for indemnification covered hereby as such expenses are incurred; provided, however, that, if and to the extent required by applicable law, you undertake in writing to repay to TRT all amounts advanced in respect of such expenses if it shall be ultimately be determined that you are not entitled to be indemnified for such expenses.

If you are entitled under any provision hereunder to indemnification by TRT for some or a portion of any claim or Loss, but not for all of the total amount thereof, TRT shall nevertheless indemnify you for the portion thereof to which you are entitled. Notwithstanding any other provision herein, to the extent that you have been successful on the merits or otherwise in defense of any or all claims for which indemnification may be sought hereunder or in defense of any issue or matter therein, including dismissal without prejudice, you shall, to the fullest extent permitted by applicable law, be indemnified against all reasonable attorneys’ fees and any and all reasonable costs and expenses incurred in connection therewith.

TRT shall not be liable hereunder to make any payment in connection with an indemnification claim made against you to the extent you have otherwise actually received payment (under any insurance policy, bylaw or otherwise) of the amounts otherwise payable hereunder (and you agree, subject to the following proviso, to reimburse TRT for any amounts paid by TRT that you ultimately recover from any other source); provided, that, if you for any reason are required to disgorge any payment actually received, TRT shall, to the extent permissible under applicable law, be obligated to pay such amount to you in accordance with the other terms of this letter (i.e., disregarding the terms of this paragraph).  Notwithstanding the foregoing, TRT shall have no obligation to indemnify you, hold you harmless or pay or advance expenses with respect to any Loss or in connection with any Action to you until you have first used your reasonable efforts to collect (the costs of which collection shall be advanced by TRT) such amounts from all other persons or entities (including, without limitation, Gaylord and any insurer of Gaylord or you) that could reasonably be expected to be obligated to pay, reimburse, indemnify you or hold you harmless for any such Loss or with respect to any Action, it being the intent of the parties that TRT be the last source of recovery for any Loss or with respect to any Action covered hereunder, and to the extent that any such insurance or other source of recovery is in force and collectible and to the extent permitted by applicable law, you hereby irrevocably release and waive, on behalf of yourself and anyone claiming through or under you, all right of recovery against TRT or its affiliates, employees, officers, agents, owners, managers, or directors, by way of subrogation or otherwise.

In the event of a claim against you pursuant to the second paragraph hereof or the occurrence of a Loss, you shall give TRT written notice of such claim or Loss; provided, however, that your failure to give such notice shall not relieve TRT of its indemnification obligations hereunder, except to the extent that such failure prejudices the rights of TRT.  Upon receipt of such written notice, TRT will promptly provide you with counsel to represent you.  Such counsel shall be reasonably acceptable to you.  In addition, you will be reimbursed promptly for all Losses suffered by you and as incurred as provided herein (but in any event no later than 30 days after written request therefor is made to TRT).  If TRT does not promptly provide counsel to represent you that is reasonably acceptable to you, or you shall have been advised by counsel that it would constitute a conflict of interest for the same counsel to represent both you and TRT in such action, or you may have separate or additional defenses with regard to such action, you may engage counsel to represent you, provided such counsel is reasonably acceptable to TRT, and TRT shall be responsible for all reasonable costs and expenses of such counsel, to the extent provided herein.  TRT may not enter into any settlement of a Loss or claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim and does not provide for any admissions of liability or wrongdoing by you.  TRT may not delegate its obligations under this letter agreement without your consent, which may be withheld in your sole discretion.

For purposes of this letter, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that you did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

Your rights hereunder shall be in addition to any other rights you may have under any bylaw, insurance policy, applicable law or otherwise.  The rights provided to you hereunder shall survive your or TRT’s (as the case may be) receipt of notice that you are no longer serving as a director of Gaylord at the request of TRT with respect to any action or inaction on your part while you were so serving as a director of Gaylord at TRT’s request.

You hereby agree to keep confidential and not disclose to any party, without the consent of TRT any confidential, proprietary or non-public information (collectively, “Information”) of TRT or its affiliates which you have heretofore obtained or may obtain in connection with your service as a nominee hereunder.  Notwithstanding the foregoing, Information shall not include any information that is publicly disclosed by TRT or its affiliates or any information that you can demonstrate is now, or hereafter becomes, through no act or failure to act on your part, otherwise generally known to the public.

Notwithstanding the foregoing, if you are required by applicable law, rule, regulation or legal process to disclose any Information you may do so provided that you first promptly notify TRT so that TRT may seek a protective order or other appropriate remedy or, in TRT’s sole discretion, waive compliance with the terms of this letter agreement.  In the event that no such protective order or other remedy is obtained or TRT does not waive compliance with the terms of this letter agreement, you may consult with counsel at the cost of TRT and you may furnish only that portion of the Information which you are advised by counsel is legally required to be so disclosed and you will request that the party(ies) receiving such Information maintain it as confidential.

All Information, all copies thereof, and any studies, notes, records, analysis, compilations or other documents prepared by you containing such Information, shall be and remain the property of TRT and, upon the request of a representative of TRT, all such information shall be returned or, at TRT’s option, destroyed by you, with such destruction confirmed by you to TRT in writing.

This letter agreement and its terms may only be amended or waived by a written instrument signed by TRT and you.  This letter agreement shall be governed by the laws of the State of Texas, without regard to the principles of the conflicts of laws thereof.

THE UNDERSIGNED AND TRT (ON BEHALF OF THEMSELVES AND THEIR AFFILIATES) HEREBY EXPRESSLY DISCLAIM ANY AGREEMENT, ARRANGEMENT OR UNDERSTANDING WITH RESPECT TO THE ACQUISITION, HOLDING, DISPOSITION OR VOTING OF ANY SECURITIES OF GAYLORD OR ITS AFFILIATES OR HEDGING OR TAKING DERIVATIVE POSITIONS RELATING TO ANY SECURITIES OF GAYLORD OR ITS AFFILIATES, EACH PARTY BEING FREE TO ACT WITH RESPECT TO SUCH MATTER IN ITS SOLE AND ABSOLUTE DISCRETION.

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If you agree to the foregoing terms, please sign below to indicate your acceptance.

Very truly yours,

TRT HOLDINGS, INC.

By:

Name:
Title:

ACCEPTED AND AGREED: